EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Reports Third Quarter 2010 Results

Houston, Texas – November 5, 2010 – Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $40.6 million, or $0.73 per share (basic and diluted), for the quarter ended September 30, 2010 compared with a net loss of $42.5 million, or $0.80 per share (basic and diluted), for the comparable 2009 period.  For the nine months ended September 30, 2010, Cheniere reported net income of $9.9 million, or $0.18 per share (basic) and $0.16 per share (diluted), compared to a net loss of $138.3 million, or $2.71 per share (basic and diluted) during the corresponding period in 2009. Included in the nine months ended September 30, 2010, is a gain on the sale of equity method investment of $128.3 million, or $2.32 per share (basic), and $2.09 per share (diluted). Included in the nine months ended September 30, 2009, is a gain on the early extinguishment of debt of $45.4 million, or $0.89 per share (basic and diluted). Results are reported on a consolidated basis and include our 90.6 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).

Overview of Significant 2010 Events

•
In March 2010, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into various agreements with JPMorgan LNG Co. (“LNGCo”), an indirect subsidiary of JPMorgan Chase & Co., providing Cheniere Marketing with financial support to source more cargoes of liquefied natural gas (“LNG”) than it could source on a stand-alone basis;

•	In May 2010, we used $102.0 million of cash received from the sale of our 30% interest in Freeport LNG Development, L.P. (“Freeport LNG”) to repay a portion of our 2007 term loan;
•
In June 2010, we used $63.6 million of cash and cash equivalents held in a terminal use agreement (“TUA”) reserve account established in connection with the 2008 convertible loans to repay a portion of the 2008 convertible loans as a result of the assignment of the Cheniere Marketing TUA to a subsidiary of Cheniere Partners;

•
In June 2010, Cheniere Partners initiated a project to add liquefaction services at the Sabine Pass LNG receiving terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG; and

•
In September 2010, Sabine Pass Liquefaction, LLC, a subsidiary of Cheniere Partners, received approval from the U.S. Department of Energy to export 16.0 million tonnes per annum ("mtpa") of LNG, equivalent to approximately 2 billion cubic feet per day (“Bcf/d”), produced from domestic natural gas over a thirty year period starting not later than September 2020. This license authorizes Sabine Pass Liquefaction, LLC to export LNG to purchasers in countries which have a free trade agreement with the United States. A second application to expand the authorization granted in the first license to all World Trade Organization member countries, and to any other country with which the U.S. may conduct trade, has been filed and is in a 60-day public comment period which ends on December 13, 2010.

Results

Cheniere reported income from operations of $22.4 million and $78.1 million for the quarter and nine months ended September 30, 2010, respectively, compared to income of $18.3 million and a loss of $18.8 million for the comparable periods in 2009.  LNG receiving terminal revenues increased $0.8 million and $95.8 million for the quarter and nine months ended September 30, 2010, respectively, compared to the comparable 2009 periods as a result of the commencement of capacity payments under two third-party TUAs that became effective on April 1, 2009 and July 1, 2009.  Marketing and trading revenues increased $11.1 million and $25.0 million for the quarter and nine months ended September 30, 2010, respectively, compared to the same periods in 2009 due to a lower of cost or market charge of $17.0 million in 2009 relating to LNG inventories and increased physical gas sales and margins and fees associated with the arrangement entered into with LNGCo during 2010. LNG receiving terminal and pipeline development expenses increased $4.8 million and $6.6 million, respectively, for the quarter and nine months ended September 30, 2010, compared to the corresponding periods in 2009 due to expenditures primarily related to the proposed Sabine Pass liquefaction project. LNG receiving terminal and pipeline operating expenses increased $1.0 million and $5.6 million, respectively, for the quarter and nine months ended September 30, 2010 compared to the corresponding periods in 2009 due to the terminal achieving full operability.  Depreciation, depletion and amortization expense increased $2.4 million and $8.8 million in the quarter and nine months ended September 30, 2010, respectively, compared to the comparable 2009 periods due to the achievement of full operability of the Sabine Pass LNG receiving terminal in the third quarter of 2009.  Included in general and administrative expenses were non-cash compensation expenses of $3.0 million and $12.2 million for the quarter and nine month periods ended September 30, 2010, respectively, compared to $4.7 million and $13.5 million, respectively, for the comparable 2009 periods.

Interest expense, net increased $2.3 million and $21.3 million for the quarter and the nine month periods ended September 30, 2010, respectively, compared to the same periods in 2009 primarily due to less interest subject to capitalization partially offset by lower interest expense due to debt principal repayments made during the second quarter of 2010.

Derivative gains decreased $1.2 million and $4.0 million in the quarter and nine months ended September 30, 2010, respectively, compared to the comparable 2009 periods due to the change in the fair value of derivatives instruments tied to our LNG inventory.

As of September 30, 2010, we had unrestricted cash and cash equivalents, accounts receivable and other working capital from LNG and natural gas marketing activities of $89.3 million that will be available to Cheniere, which excludes cash and cash equivalents available to Cheniere Partners.  In addition, we had restricted cash and cash equivalents of approximately $199.1 million which was designated for the following purposes: approximately $5.2 million for Sabine Pass LNG’s working capital; approximately $51.9 million for Cheniere Partners’ working capital; approximately $137.3 million for interest payments related to the Sabine Pass LNG senior notes; and approximately $4.7 million for other restricted purposes.

Strategic Outlook

Our strategic focus is to safely operate our assets and serve our customers, monetize the 2.0 Bcf/d of regasification capacity reserved at the Sabine Pass LNG receiving terminal and Creole Trail pipeline and develop other LNG terminal and pipeline related projects.  Additionally, we are focusing on improving our capital structure and addressing upcoming maturities.

Our strategy to monetize the 2.0 Bcf/d of TUA and pipeline capacity includes entering into long-term TUAs with third parties, developing a portfolio of long-term, short-term and spot LNG purchase agreements and entering into business relationships for the domestic marketing of natural gas that is imported by Cheniere Marketing into the Sabine Pass LNG receiving terminal.  Our strategy would also be achieved by entering into long-term customer contracts in connection with the liquefaction project that is being developed by Cheniere Partners as the capacity fee under such contracts would include services for both liquefaction and regasification.

In June 2010, our subsidiary, Cheniere Partners, initiated a development project to add liquefaction services at the Sabine Pass LNG receiving terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG.  Cheniere Partners will be offering both liquefaction and regasification services to customers for a capacity fee plus a fuel surcharge.  The initial project phase would include two modular trains and the capacity to process on average approximately 1.2 Bcf/d of pipeline quality natural gas.  Commencement of construction is subject to regulatory approvals and a final investment decision contingent upon Cheniere Partners obtaining satisfactory construction contracts and entering into long-term customer contracts sufficient to underpin financing of the project. We anticipate LNG exports could commence as early as 2015.

Our strategy to improve our capital structure and address maturities of our existing indebtedness may include entering into long-term TUAs or LNG purchase agreements, customer contracts in connection with our proposed liquefaction development project, refinancing our existing debt, issuing equity or other securities, selling assets or a combination of the foregoing.  During the first half of 2010, we sold our 30 percent interest in Freeport LNG and repaid a portion of our 2007 term loan.  In June 2010, Cheniere Marketing assigned its TUA to a subsidiary of Cheniere Partners and concurrently entered into a new variable capacity rights agreement with the subsidiary effective July 1, 2010.  This assignment resulted in the release of working capital that was used to repay a portion of the 2008 convertible loans.  As of September 30, 2010, we have reclassified $255.1 million of debt to current as the lenders of the 2008 convertible loans can require prepayment of the loans within 12 months of September 20, 2010.  If the lenders of the 2008 convertible loans require a prepayment, they must provide 90 days notice no later than June 16, 2011.

If the lenders of the 2008 Convertible Loans require prepayment, we believe we will have sufficient unrestricted cash, liquid assets, cash generated from our operations and access to capital markets to satisfy the obligation and fund our operations until our next maturity in May 2012.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG receiving terminal and Creole Trail pipeline in Louisiana.  Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG receiving terminal.  Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2010, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
		(Unaudited)
Revenues
LNG receiving terminal revenues	$65,945	$65,119	$199,109	$103,320
Oil and gas sales	749	797	2,170	2,370
Marketing and trading, net	1,533	(9,609)	14,703	(10,265)
Other	21	25	58	100
Total revenues	68,248	56,332	216,040	95,525

Operating costs and expenses
LNG receiving terminal and pipeline development expenses	4,885	122	6,746	122
LNG receiving terminal and pipeline operating expenses	9,053	8,004	31,673	26,033
Oil and gas production and exploration costs	133	126	343	290
Depreciation, depletion and amortization	16,649	14,269	47,885	39,126
General and administrative expenses	15,145	15,557	51,273	48,776
Total operating costs and expenses	45,865	38,078	137,920	114,347

Income (Loss) from operations	22,383	18,254	78,120	(18,822)

Gain on sale of equity method investment	—	—	128,330	—
Derivative gain, net	—	1,158	461	4,482
Gain (loss) on early extinguishment of debt	—	—	(1,011)	45,363
Interest expense, net	(63,899)	(61,557)	(198,044)	(176,766)
Interest income	169	114	408	1,313
Other income (expense)	46	124	(42)	107
Non-controlling interest	721	(590)	1,708	6,034
Net income (loss)	$(40,580)	$(42,497)	$9,930	$(138,289)

Net income (loss) per common share—basic	$(0.73)	$(0.80)	$0.18	$(2.71)
Net income (loss) per common share—diluted	$(0.73)	(0.80)	$0.16	$(2.71)

Weighted average number of common shares outstanding—basic	55,609	52,945	55,316	51,073
Weighted average number of common shares outstanding—diluted	55,609	52,945	61,314	51,073

	September 30,	December 31,
	2010	2009
	(Unaudited)
Cash and cash equivalents	$81,515	$88,372
Restricted cash and cash equivalents	116,231	138,309
LNG inventory	901	32,602
Accounts and interest receivable	3,259	9,899
Prepaid expenses and other	15,367	17,093
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,170,820	2,216,855
Debt issuance costs, net	39,375	47,043
Goodwill	76,819	76,819
Other assets	29,299	22,738
Total assets	$2,616,478	$2,732,622

Current debt (2)	$255,097	$—
Other current liabilities	99,310	66,212
Long-term debt, net of discount	2,660,037	3,041,875
Deferred revenue	30,734	33,500
Other liabilities	2,312	23,162
Non-controlling interest	196,103	217,605
Stockholders’ deficit	(627,115)	(649,732)
Total liabilities and deficit	$2,616,478	$2,732,622

September 30, 2010	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.
Cash and cash equivalents	$—	$—	$81,515	$81,515
Restricted cash and cash equivalents	142,501	51,850	4,772	199,123
Total	$142,501	$51,850	$86,287	$280,638

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2010, filed with the Securities and Exchange Commission.
(2)	Current debt relates to the 2008 convertible loans where the lenders can require prepayment of the loans within 12 months of September 20, 2010.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259